Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	April 21, 2006
Company:	Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333
Contact:	Mark S. Allio
Chairman, President and CEO
Phone:	330.576.1334	Fax:	330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2006 PERFORMANCE
Fairlawn, Ohio – April 21, 2006 – Central Federal Corporation (Nasdaq: CFBK) announced a record $29.9 million in commercial loan originations for the first quarter of 2006. “Since 2003, we have recruited a talented team, restructured our operations, put in place a process that focuses on our customers, raised additional capital and are executing on our long term plan,” stated Mark Allio, Chairman, President and CEO.
The Company announced a net loss for the first quarter of 2006 of ($224,000) or ($.05) per diluted share compared to a net loss for the first quarter of 2005 of ($289,000) or ($.13) per diluted share.
The Company’s performance in the first quarter of 2006 improved 22% from the prior year period. Net interest income increased 31% from $1.2 million during the 1st quarter of 2005 to $1.5 million during the 1st quarter of 2006. The Company completed its issuance of 2.3 million shares of common stock in January 2006 and the $14.6 million in net proceeds provided additional capital to execute the growth component of the business plan. Total assets increased $23.7 million or 14% during the 1st quarter of 2006, including $17.8 million or 25% growth in commercial, commercial real estate and multi-family loans in accordance with the Company’s growth plan. As mentioned above, commercial, commercial real estate and multi-family loan originations totaled $29.9 million during the quarter ended March 31, 2006, including $3.5 million in commercial lines of credit with $1.9 million available for future draws as of quarter-end.
The Company’s performance in the first quarter of 2006 improved 30% from the quarter ended December 31, 2005. Net interest income increased 15% from $1.3 million during the 4th quarter of 2005 to $1.5 million during the 1st quarter of 2006.
Mark Allio, Chairman, President and CEO remarked, “We are very pleased with the significant progress made during the quarter. Growth in CFBank’s commercial, commercial real estate and multi-family loans, an integral component of the Company’s strategic growth plan, was strong. Growth in net interest income was impressive and we are poised for profitability.”
Assets totaled $196.7 million at March 31, 2006, an increase of $23.7 million or 13.7% from $173.0 million at December 31, 2005 due to growth in the loan and securities portfolios, which were funded with proceeds from the stock offering and deposit growth.
Loans totaled $143.4 million at March 31, 2006, an increase of $19.4 million or 15.6% compared to $124.0 million at December 31, 2005. The increase was driven by growth in commercial, commercial real estate and multi-family loans which totaled $90.3 million at March 31, 2006, an increase of $17.8 million or 24.6% compared to $72.5 million at December 31, 2005.

Securities available for sale totaled $35.2 million at March 31, 2006, an increase of $4.3 million or 14.0% compared to $30.9 million at December 31, 2005 due to current period purchases.
Deposits totaled $136.4 million at March 31, 2006, an increase of $8.8 million or 6.9% compared to $127.6 million at December 31, 2005. The increase in deposits was due to growth of $6.0 million in certificate of deposit accounts, $3.2 million in money market accounts and $1.5 million in noninterest bearing deposits offset by a decline of $859,000 in interest bearing checking accounts and $1.0 million in traditional savings account balances. Growth in certificate of deposit and money market accounts were predominantly retail deposits, while the growth in noninterest bearing deposits reflected increased commercial customer relationships.
Shareholders’ equity totaled $29.9 million at March 31, 2006, an increase of $13.9 million or 86.2% compared to $16.1 million at December 31, 2005 as a result of proceeds from the stock offering discussed above less current period dividends and loss.
Growth positively impacted net interest income, which totaled $1.5 million for the quarter ended March 31, 2006, an increase of $360,000 or 30.8% compared to $1.2 million for the quarter ended March 31, 2005. Net interest margin increased to 3.56% during the 1st quarter of 2006 compared to 3.25% in the 1st quarter of 2005 and 3.39% in the 4th quarter of 2005. “The addition and timing of the new capital assisted us in expanding our margin during the first quarter,” Allio stated.
The Company continued to provide appropriate reserves for loan losses in response to growth in commercial, commercial real estate and multi-family loans. The provision for loan losses totaled $290,000 in the quarter ended March 31, 2006 compared to $218,000 in the prior year quarter. Consistent with all prior periods since the Company began its expansion into business lending, there were no nonperforming commercial loans at March 31, 2006. The ratio of the allowance for loan losses to total loans totaled 1.19% at March 31, 2006 and December 31, 2005. “As we grow, we are mindful to manage and maintain the credit quality and concentration risk of our portfolio as well as provide adequate reserves for our growing balance sheet,” Allio pointed out.
Noninterest income decreased $119,000 and totaled $180,000 for the quarter ended March 31, 2006 compared to $299,000 in the prior year quarter. Mortgage loan originations and sales decreased and gains on sales totaled $32,000 during the current year period compared to $211,000 during the prior year period as CFBank continues to rebuild its overall mortgage channel to include internet mortgage origination capabilities, allowing mortgage loan production on a nationwide basis.
Noninterest expense totaled $1.8 million for the quarter ended March 31, 2006, an increase of $67,000 or 3.9% compared to $1.7 million for the quarter ended March 31, 2005 primarily due to increased recruiting and legal fees.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and a residential mortgage loan origination office in Akron, Ohio. Additional information about mortgage loans, home equity loans, commercial loans and other services is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Selected Financial Condition Data	March 31,	December 31,
($ in thousands)	2006	2005	% change
	(unaudited)
Total assets	$196,662	$173,021	14%
Cash and cash equivalents	2,043	2,972	-31%
Securities available for sale	35,192	30,872	14%
Loans, net	143,354	124,026	16%
Allowance for loan losses	1,730	1,495	16%
Nonperforming loans	745	800	-7%
Federal Home Loan Bank stock	2,656	2,656	0%
Foreclosed assets, net	60	—	n/m
Premises and equipment, net	2,984	2,934	2%
Bank owned life insurance	3,563	3,531	1%
Deferred tax asset	2,133	1,978	8%
Other assets	4,677	4,052	15%

Deposits	136,424	127,588	7%
Federal Home Loan Bank advances	23,795	22,995	3%
Subordinated debentures	5,155	5,155	0%
Other liabilities	1,345	1,202	12%
Total shareholders’ equity	29,943	16,081	86%

Summary of Operations	Three months ended
($ in thousands, except per share data)	March 31,
(unaudited)	2006	2005	% change
Total interest income	$2,769	$1,938	43%
Total interest expense	1,240	769	61%

Net interest income	1,529	1,169	31%
Provision for loan losses	290	218	33%

Net interest income after provision for loan losses	1,239	951	30%
Noninterest income
Net gain (loss) on sales of loans	32	211	-85%
Other	148	88	68%

Noninterest income	180	299	-40%
Noninterest expense	1,769	1,702	4%

Loss before income taxes	(350)	(452)	-23%
Income tax expense (benefit)	(126)	(163)	-23%

Net loss	$(224)	$(289)	-22%

Basic loss per share	$(0.05)	$(0.13)	-59%
Diluted loss per share	(0.05)	(0.13)	-59%

Selected Financial Ratios and Other Data	At or for the three months ended
(unaudited)	March 31,
	2006	2005
Performance Ratios:
Return on average assets	(0.48%)	(0.72%)
Return on average equity	(2.94%)	(5.87%)
Average yield on interest-earning assets	6.44%	5.39%
Average rate paid on interest-bearing liabilities	3.41%	2.33%
Average interest rate spread	3.03%	3.06%
Net interest margin, fully taxable equivalent	3.56%	3.25%
Interest-earning assets to interest-bearing liabilities	118.24%	109.01%
Efficiency ratio	103.51%	115.94%
Noninterest expense to average assets	3.80%	4.26%
Dividend payout ratio	n/m	n/m

Capital Ratios:
Equity to total assets at end of period	15.23%	12.69%
Average equity to average assets	16.34%	12.31%

Asset Quality Ratios:
Nonperforming loans to total loans	0.51%	0.46%
Nonperforming assets to total assets	0.41%	0.43%
Allowance for loan losses to total loans	1.19%	0.94%
Allowance for loan losses to nonperforming loans	232.20%	205.19%
Net charge-offs to average loans	0.16%	0.31%

Per Share Data:
Dividends declared	$0.09	$0.09
Tangible book value per share at end of period	6.59	7.81

n/m — not meaningful